                                                                Exhibit 10.19


                   BARRY E. REIFLER'S EMPLOYMENT ARRANGEMENT


The following represents the agreement in principle between Barry E. Reifler and MicroTel International, Inc., which is to be memorialized in a definitive agreement(s) as soon as possible hereafter.

1) Barry's EMPLOYMENT AGREEMENT dated February 9, 1996, as amended on August 15, 1996 (the "Amended Agreement"), will remain in full force and effect as amended by this letter agreement, with the proviso that he has up to 3 months after the consummation of the merger with XIT Corporation (the "Merger") in which to make a determination as to whether he deems the change in control to be an adverse change in employment circumstances.
2) Barry will serve MicroTel International, Inc. as its Chief Financial Officer under the same conditions and terms of the Amended Agreement with the following amendments and understandings:
         a) Base compensation will be increased to $150,000 per year effective with the date of the Merger.
         b) The severance provisions will be amended to provide the benefits provided for in paragraph 15 of the Amended Agreement as if he had triggered the provision immediately upon the change in control (i.e. based on an annual salary of $125,000 and covering his current equity position prior to this new employment arrangement).
         c) Although no contractual revision is necessary regarding the following, it is expressly understood that expenses will be paid for or reimbursed explicitly for items of the same nature as were provided during Barry's tenure as CFO pre-merger when corporate headquarters were located in San Jose, CA., including (by way of illustration and not limited to) a corporate apartment and operating costs of his personal vehicle located in California used for travel while at corporate headquarters.
3) Barry will receive a signing bonus of non-qualified options to acquire 150,000 shares of common stock of MicroTel International, Inc. at an exercise price $2.375 per share. The options will be issued pursuant to the Company's S-8, if amended to be used for resale purposes, or the underlying shares will be accorded piggyback registration rights. The options will vest ratably on a monthly basis over a six (6) month period beginning six (6) months and one day after the effective date of the merger, will be exercisable for a period of 3 years, and those vested will survive termination.

Attached are the Employment Agreement dated February 9, 1996 and Amendment No. 1 thereto dated August 15, 1996 for reference.

AGREED:

/s/ Barry E. Reifler      /s/ Jack Talan                /s/ Carmine T. Oliva
--------------------      --------------------          ---------------------
Barry E. Reifler          Jack Talan                    Carmine T. Oliva
                          Chairman and CEO              Chairman and CEO
                          MicroTel International,       XIT Corporation
                          Inc.